As filed with the Securities and Exchange Commission on November 14, 2005.
Registration No. 333-127615

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 1

TO

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ON TRACK INNOVATIONS LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	3674	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Classification Code Number)

Z.H.R. Industrial Zone P.O. Box 32, Rosh Pina, Israel 12000 (011) 972-4-686-8000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ohad Bashan
OTI America, Inc.
2 Executive Drive, Suite 740
Fort Lee, New Jersey 07024
(201) 944-5200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies of Communications to:

David P. Stone, Esq.	Shmuel Zysman, Adv.
Weil, Gotshal & Manges LLP	Zysman Aharoni Gayer
767 Fifth Avenue	& Co. Law Offices
New York, NY 10153	52A Hayarkon Street
(212) 310-8000	Tel Aviv 63432, Israel
(011) 972-3-795-5555

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

        Under the Companies Law, an Israeli company may only exculpate an office holder in advance, in whole or in part, for breach of duty of care and only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate an office holder in advance from his liability towards the company which is caused by a breach of duty of care in case of distribution (as such term is defined in the Companies Law). A company may not exculpate an office holder for breach of duty of loyalty. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval.

        Under the Companies Law, an Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to the following:

—	a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by court, provided that the indemnification shall be limited to events which are determined by the board of directors, are foreseeable in light of the company’s activities at the time when the obligation for indemnification is granted, and to amounts and standards which are determined by the board of directors as reasonable in such event, and provided that the obligation for indemnification will specify the said events and amounts or standards; and

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of conviction for a crime that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder due to investigation or proceedings instituted against the office holder by an authority authorized to conduct such investigation or proceedings and ended without filing an indictment against him and without imposing monetary liability as an alternative to criminal proceedings or ended without filing an indictment against him but in imposing monetary liability as an alternative to criminal proceedings for a crime that does not require proof of criminal intent.

A company may insure an office holder against the following liabilities incurred for acts performed as an office holder if a provision authorizing such insurance is included in its articles of association:

—	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach of duty of care to the company or to a third party; and

—	a financial liability imposed on the office holder in favor of a third party.

        An Israeli company may not indemnify, exculpate or insure an office holder against any of the following:

—	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach of duty of care committed intentionally or recklessly except that such recklessness is made solely negligently;

—	an act or omission committed with intent to derive illegal personal benefit; or

—	a fine levied against the office holder.

        Under the Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

        Our articles of association provide that we may indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers’ liability insurance policy with an aggregate claim limit of $5 million.

        Our board of directors has resolved to indemnify and insure our office holders with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. The applicable indemnification was limited to up to $5 million. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

        Our U.S. subsidiary has also entered into indemnification agreements with certain of its key employees. These agreements provide, independent of the indemnification these individuals are entitled to by law and under the provisions of the subsidiary’s charter, indemnification for certain acts while employed by the subsidiary. These indemnification agreements contain exclusions, such as limiting indemnification that would be unlawful or that is covered by other liability insurance. Moreover, employees are not indemnified against liability to the extent that the employee gained a personal profit to which he or she is not legally entitled, including proceeds obtained from the illegal trading of our equity securities. The performance of these agreements is guaranteed by OTI as parent of the U.S. subsidiary, to the extent permitted by Israeli law.

Item 9. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Exhibit Description

4.1	–	Specimen share certificate*
5.1	–	Opinion of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)**
23.1	–	Consent of Luboshitz Kasierer, an affiliate member of Ernst & Young International**
23.2	–	Consent of Somekh Chaikin, a member of KPMG International**
23.3	–	Consent of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant (included in Exhibit 5.1)**
24.1	–	Powers of Attorney**

*    Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (Registration No. 333-90496), filed with the SEC on June 14, 2002.
**  Previously Filed

        All other schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the consolidated financial statements, the notes thereto or elsewhere herein.

Item 10. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than any payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (i) and (ii) shall not apply to the extent that the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that this Paragraph (4) shall not apply to the extent that such financial statements and information are contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (5) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rosh Pina, Israel, on November 14, 2005.

ON TRACK INNOVATIONS LTD. BY: * —————————————— Oded Bashan Chairman of the Board of Directors, President and Chief Executive Officer

BY: * —————————————— Ronnie Gilboa Vice President-Projects

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Name	Title	Date

* —————————————— Oded Bashan	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	November 14, 2005

/s/ Guy Shafran —————————————— Guy Shafran	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2005

* —————————————— Ronnie Gilboa	Vice President-Projects and Director	November 14, 2005

* —————————————— Shlomi Tusia-Cohen	Director	November 14, 2005

* —————————————— Ohad Bashan	Director	November 14, 2005

* —————————————— Eliezer Manor	Director	November 14, 2005

* —————————————— Liora Katzenstein	Director	November 14, 2005

* —————————————— Eli Akavia	Director	November 14, 2005

*BY: /S/ Guy Shafran —————————————— Guy Shafran Attorney-in-Fact

Authorized Representative in the
United States:

BY: /s/ Ohad Bashan —————————————— Ohad Bashan	November 14, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	–	Specimen share certificate*
5.1	–	Opinion of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)**
23.1	–	Consent of Luboshitz Kasierer, an affiliate member of Ernst & Young International**
23.2	–	Consent of Somekh Chaikin, a member of KPMG International**
23.3	–	Consent of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant (included in Exhibit 5.1)**
24.1	–	Powers of Attorney**

*    Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (Registration No. 333-90496), filed with the SEC on June 14, 2002.

**  Previously Filed